Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146461 on Form S-8 of our report dated March 28, 2008, relating to the financial statements of Coleman Cable, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Coleman Cable, Inc. and subsidiaries for the year ended December 31, 2007.

/s/  Deloitte & Touche LLP
Deloitte & Touche LLP

Chicago Illinois
March 28, 2008